EXHIBIT 99.1
FINAL TRANSCRIPT

Conference Call Transcript

AA - Q2 2004 ALCOA Inc Earnings Conference Call

Event Date/Time: Jul. 22. 2004 / 4:00PM ET
Event Duration: 59 min

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CORPORATE PARTICIPANTS

William Oplinger

ALCOA Inc - Director, IR

Alain Belda

ALCOA Inc - Chairman, CEO

Rick Kelson

ALCOA Inc - EVP, CFO

CONFERENCE CALL PARTICIPANTS

John Hill

Smith Barney Citigroup - Analyst

John Tumazos

Prudential Equity Group - Analyst

Daniel Roling

Merrill Lynch - Analyst

Tony Rizzuto

Bear Stearns - Analyst

Wayne Atwell

Morgan Stanley - Analyst

Alberto Arias

Goldman Sachs - Analyst

Caglar Somek

CSFB - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Alcoa 2nd quarter analyst workshop. My name is Bernie and I will be your coordinator for today. At this time all participants are in a listen-only mode and we will be facilitating a question-and-answer session towards the end of this conference. If at any time during the call you require assistance, please press star, zero and a coordinator will be happy to assist you. As a reminder this call is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. William Oplinger, Director of Investor Relations. Please proceed, sir.

William Oplinger - ALCOA Inc - Director, IR

Thank you. Good afternoon. Thank you for attending Alcoa’s 2nd quarter 2004 analyst workshop. At today’s meeting we will hear from Alain Belda, Chairman and CEO and Rick Kelson, Chief Financial Officer. Just as a point of note you will notice that we have gone to a conference call format instead of an in-person analyst workshop. We will use this format three times a year.

However, we will still have an in-person analyst workshop in January where Alain will speak again. Before I turn it over to Alain, I would like to remind you that in discussing the company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, see Alcoa’s annual report and form 10-K for the year ended December 31, 2003. Also in our discussion today we’ve included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our website at www.Alcoa.com under the invest section of the site. At this point, I would like to turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, good afternoon. I’m going to talk from some prepared notes and some present charts that I’ve got to go over and then I will turn it over to Rick and get back at the end here and respond to some of your questions. Well, let me give you my view of our performance so far this year. I think the 1st half of 2004 has been notable for 6 months in the history of the company. A number of the initiatives that we’ve taken over the last 2 or 3 years are now paying off. Our balance sheet is strong and healthy. Our returns are above cost of capital. And on their way to our first quintile performance.

Our growth initiative both organic and acquisition are beginning to show results. And will contribute to the company’s continued leadership and performance for the next decade. But like we always do, let me start with safety. For the 1st half, we reached a safety rate of .076 lost workdays. Which is about 50 lost workdays per 130 million hours worked. Just to put this in perspective, our loss work rate 10 years ago was .752 or 44 times higher than what it has been so far this year.

In addition, our current lost workday rate is roughly 30 times better than similar companies in our industry. I’m really proud of this achievement and in this area. But like always, we challenge our people to do even better because we consider this the way to — how do you call a, leading indicator for what we can do with the rest of the management systems in the company. We’ve always considered safety that way and we continue to look at that way, even though we’ve achieved these incredible numbers. Let’s go back to the earnings results a minute. Both our 2nd quarters and year-to-dates earnings were record levels.

We are seeing the benefits of higher prices, it’s true, and growing demands, but the implementation of the Alcoa business system and the portfolio changes are beginning to hit the lines, — the bottom line. I spoke to you at the beginning of this year about our renewed focus on organic growth and so far this year, we have been able to grow the top line by half a billion dollars in addition of what happened with higher metal prices.

This is a direct result of all these initiatives — the market sector lead teams, technology management review boards, ABS lead teams, and all these things I’ve been talking to you over the last 2 years. The improved operating performance is broadly based, 5 of our 6 segments have improved this year, and we are solidly seeing the benefits of stronger economy and positive fundamentals for our aluminum industry. But just as importantly, we are seeing the benefit of our growth initiatives and the unrelenting focus on cost cutting throughout the company. The top line growth and successful cost savings and capital management have allowed us to achieve a 10-plus percent return on capital in the 2nd quarter. This is not our target level, as you well know.

But it is a significant progress toward being consistently high performers and the first quintile return on capital. During this year, we continued to manage our capital prudently. Debt repayment continues to be a high priority. And as I will discuss later, we will begin to ramp up spending in our growth projects in the 2nd half. We have completed the divestiture program that we announced in January, 2003.

And over the last 6 quarter, we systematically divested most of these businesses that we had announced we would do with the exception of some assets, including Kawneer building and construction business that we decided to keep, and merge with our building and construction system from Europe. I’m pleased with the execution and the results of this divestiture plan. We have focused the company portfolio in those areas where we can consistently attain our objectives of growth and returns. We — and furthermore, we have institutionalized the divestiture review process so that you will see us in the future be more active in shedding noncore assets or nonperforming assets. And at this point, I would like to pass it on to Rick to go in depth in the 2nd quarter. Rick?

Rick Kelson - ALCOA Inc - EVP, CFO

Thanks, Alain. Today I will focus on the 2nd quarter results that were announced earlier in July and after reviewing these results I will also discuss the outlook in the key markets that we serve. Let’s start with the 2nd quarter highlights. Alcoa’s 2nd quarter earnings demonstrated significant improvement over prior periods. Revenues grew by 7% sequentially, and 11% year-over-year, to the highest level since the 4th quarter of 2000. Every segment saw revenue gains from the prior quarter.

Income from continuing ops of 404 million was the highest ever, up 15% sequentially and 86% year-over-year. On an annualized basis, return on capital increased to 10.2%, above the cost of capital. SG&A as a percentage of sales declined to 5.2%. CapEx remained low at 221 million or 73% of depreciation. And finally, we continue to reduce our debt to capital ratio which at quarter end reached 33.6, within our target range of 25 to 35%. As always, let’s review safety first. Alcoa’s strong safety performance continued in the 2nd quarter.

We achieved a 0.07 lost workday rate and a 1.43 total recordable rate in the 2nd quarter. The lost workday rate of 0.07 continues to be better than our 2005 milestone that we set for ourselves at 0.05. — 75. In the quarter, 95% of our facilities did not have a lost workday. 63% were without a recordable. Through the 1st half of the year, we avoided 77 injuries relative to the prior year period, by lowering our lost workday rate. Let me put this in perspective. In the quarter, we had just 23 lost workday incidents, for nearly 67 million hours worked, across Alcoa’s global locations. Let’s turn to the financials for the quarter. This slide compares our 2nd quarter results with the prior quarter.

Relative to the 1st quarter, GAAP earnings from continuing operations improved by $54 million or 15%. Earnings improvement came from higher realized prices and higher volumes across all segments, which were offset in part by raw material and energy cost increases. Revenues in the 2nd quarter were $6.1 billion, up 7% sequentially and 11% year-over-year, reaching the highest level since the 4th quarter of 2000. Realized prices for both alumina and ingot increased 8 and 5% respectively while revenues from our downstream businesses also increased. With seasonal increases in building and construction, approximately 15% and packaging 7%, as well as improvement in industrial products, 14%, aerospace and commercial transportation, each 6%.

Cost of goods as a percentage of sales increased to 78.9%, versus 77.9% in the prior quarter. Higher realized prices were offset by the Grass River environmental reserve, as well as higher resin price, approximately 16 million, transportation, and energy costs. SG&A decreased by 25 million to 5.2% of sales from 6% in the 1st quarter, largely due to favorable bad debt expense, and lowering spending. As you may recall we incurred a $12 million expense primarily reflecting a customer bankruptcy in the 1st quarter. Restructuring and other charges were 36 million unfavorable relative to the prior quarter. Recall that the 1st quarter included a $50 million after-tax, after-minority gain on the sale of Specialty Chemicals business.

Other income increased by 103 million, reflecting a 58 million pre-tax gain on debt restructuring in the 2nd quarter, which included the retirement of debt and the settlement of associated interest rate swaps. Equity income was also favorable this quarter reflecting higher earnings from Elkem and in Integris. Additionally the prior quarter included a $20 million litigation settlement expense at El Campo. Our effective tax rate increased to 29.1%, from 27.9% in the prior quarter. We expect the effective tax rate to be 29.5% for the full year, exclusive of discrete items. Had we expensed stock options in the 2nd quarter, the net income impact would have been $8 million or 1 cent per share as compared with $8 million in the 1st quarter of 2004, and $4 million in the year-ago period.

Restricted share expense in the 2nd quarter of ‘04 was $2.9 million after tax. Next, let’s review the balance sheet. The top left graph shows that cash from operations in the 2nd quarter, was $490 million. Down from $809 million in the year-ago quarter. Which excludes the $440 million proceeds from a forward metal sale one year ago. Most of the shortfall in cash relative to the prior year was due to working capital needs which were $245 million higher than a year ago. However shown on the chart on the bottom left-hand corner we did make favorable progress on working capital on a days basis as working capital declined by 2.7 days from the prior year period.

This will continue to be a be key focus for us. We continue to keep capital expenditures under control. CapEx was 221 million or 73% of our depreciation expense this quarter. Our full capital spending budget remains approximately $1.3 billion. Implying increased spending in the 2nd half of the year as our large expansion projects accelerate. As a result of our focus on cash generation, working capital and capital spending discipline, and proceeds from our divestiture program, debt to cap reached 33.6% at the end of the quarter, down 6.8 percentage points. Debt has declined by more than 1.1 billion from the year-ago period.

Now, let’s take a look at the market. This chart shows the distribution of revenue per market, packaging and upstream together, continued to represent about 50% of our external revenue, followed by automotive at approximately 12%, building and construction at 10%, and aerospace at 9. On the right you can see the relative percent change from the 1st quarter and the year-ago periods. We continue to see higher prices in the upstream businesses in the 2nd quarter. Third party realized alumina prices rose 8% while third party realized primary prices rose 5% compared with the 1st quarter.

Versus the year-ago period, alumina realized prices rose 33%, while primary realized prices increased by 25%. In our downstream businesses, seasonal strengthening occurred in the residential building and construction markets resulting in a 15% increase in sequential revenues. Industrial products improved by 14% while aerospace and commercial transportation continued to show improvement increasing by 6%. Packaging saw seasonal improvement that led to a 7% increase over the 1st quarter. Automotive third party revenues were flat sequentially. Let’s turn to the segments and as usual, let’s begin with the alumina and chemical segment.

As you recall, the left-hand graph shows the relative importance of the various markets and the segments. These are based on 2nd quarter revenues. And for the alumina and chemical segment, the mix of revenue is essentially unchanged from the 1st quarter. Recall this segment no longer includes our specialty chemicals business which was sold in February of 2004. On a sequential quarter basis, after-tax operating income increased by $32 million or 25% as stronger realized prices, up 8%, and higher third party shipments, 5%, more than offset the loss of a specialty chemicals business.

On a year-over-year basis, ATOI increased by $70 million reflecting a 33% increase in realized alumina prices. Let’s move to the current business conditions. On the positive side, LME-based pricing for alumina should continue to be favorable, however on the negative side a weaker U.S. dollar would negatively affect margins. Next, let’s move to primary metals. On a sequential quarter basis, ATOI improved by $38 million or 20% from the prior quarter. Realized prices increased by 4 cents per pound, or 5% with third party shipments up 1%.

We continued to experience higher alumina cost and higher energy cost, owing to higher LME prices. Also dry weather in the southeast U.S. reduced power generated from our hydro electric facilities increasing the amount of energy that we purchased externally and driving up costs. Primary metal production for the quarter was 863,000 metric tons with approximately 250,000 metric tons of aluminum purchased for internal use as we continued to execute on our strategy of selling value-added products. Relative to the year-ago quarter, ATOI improved by $68 million, or 42%. Realized prices increased by 17 cents per pound, or 25%.

While third party shipments declined by 5%. Let’s move to the current business conditions for the primary segment. The positive for the segments include metal prices which continued to remain strong. In addition, we continue our program of metal purchases to optimize the selling of value-added products. Offsetting these positives are two items. The first of which is the ABI impact. The recently announced strike at our Becancour, Canada smelter is expected to negatively impact us by approximately 1.5 to 2 cents per month depending on the duration of the strike, and things like the sales price of alumina as we move forward.

Additionally, we expect, as I said earlier, higher alumina and energy costs, both of which are tied to higher metal prices. Let’s turn to the flat rolled products segment. Can sheet and packaging applications contribute nearly half of the revenue for this segment. With the rest slipped between the transportation markets, building and construction and the distribution channel. On a sequential quarter basis, ATOI declined by $7 million, as higher prices and volumes in North America were offset by hot mill interruption at the Kitts Green facility in the U.K., and throughput issues at the Tennessee can sheet facility.

Versus the prior year period, ATOI rose by $3 million or 5% as third party shipments increased by 14%. As to current business conditions we see several positives in the 3rd quarter. The first is that industrial markets remain strong. We also expect seasonal strength in rigid container sheet in the summer months. Finally, the Kitts Green U.K. facility is back on line. On the negative side we expect seasonal softening in Europe. Additionally, we expect to see automotive OEM shut downs and platform build-rate reductions and the impact of our typical maintenance outages in the North American rolling mills.

We also anticipate continued throughput issues at the Tennessee can sheet facility. Let’s move on to the engineered product segment. This segment saw record profitability in the 2nd quarter, reflecting strong end market demand, coupled with continued cost saving efforts. On a sequential quarter basis ATOI improved by 26% to $78 million. Third party shipments increased by 2%, while third party revenues increased by 5%. Most major businesses realized increasing revenues based on stronger aerospace and commercial vehicle demand.

While the Howmet and North American extrusion businesses contributed to the largest increases in profitability. Versus the prior year period, after-tax operating income increased by 32 million, or 70% based on increased productivity as well as higher volume as a result of improved market conditions. Moving to current business conditions, on the positive side, we expect commercial transportation markets to maintain their 2nd quarter strength. We also expect the building and construction markets should experience seasonal strength. Offsetting these positives similarly to the flat rolled product segment we expect weakness in the automotive market and seasonal weakness in Europe in the 3rd quarter. Let’s move on to the packaging and consumer segment.

Sequentially, revenue increased by 13% and ATOI improved by $19 million or 54%, reflecting seasonal demand in both the closures and the consumer products businesses which more than offset higher resin costs. On a year-ago basis, revenues increased 1% and ATOI declined by $3 million or 5%. Higher volumes and better operating performance, primarily at closures and consumer products businesses, overcame higher resin costs but not the divestiture of the Latin America packaging businesses. Current business conditions. On the positive side, we expect seasonal strength in consumer products in the 3rd quarter, on the negative side we expect seasonal weakness in closures. Resin prices should also remain high pressuring margins.

Additionally, the outage at our Hazelton, Pennsylvania KAMA [ph] facility will drive increased spot market purchases of resin. Let’s turn to the quote-unquote other segment. The other segment includes the two AFL businesses, telecommunications and automotive. It also includes Alcoa home exteriors, our residential building products business, and automotive structures and the Integris joint venture. Sequentially revenues increased by 12% due to seasonal improvement at home exteriors and a 15% volume pickup in our telecommunications business. We also experienced higher equity earnings from Integris Metals in which Alcoa has a 50% share.

ATOI increased by $12 million, a 67% sequential improvement. Versus the year-ago period, revenues were relatively flat as increases at home exteriors and telecommunications businesses were offset by lower volumes at AFL automotive which continues to rebalance its customer base. ATOI improved by $13 million due to higher volume, cost savings in the telecommunications and automotive parts businesses, and higher equity income from Integris Metals. Moving to the current business conditions we expect that building and construction will exhibit seasonal strength. On the negative side this segment is also affected by the automotive OEM shutdowns and platform build rate reductions.

Now that we’ve looked at the segments, I would like to summarize our outlook. Looking forward, we anticipate that the 3rd quarter should benefit from continued strength in LME prices, strong industrial markets, and from production at our Kitts Green facility which is now back online. On the negative side as we mentioned the strike at ABI and the outage at KAMA will impact the quarter. We also expect continued higher energy and resin costs to persist. Seasonal softening in Europe and summer maintenance outages in North America, as well as automotive OEM shutdowns and platform build rate reductions will also impact the quarter. Finally, a weaker U.S. dollar would negatively impact margins in our upstream businesses.

In summary, exclusive of the ABI impact, we expect these positive and negative factors to largely offset one another in the quarter.

Let’s move on to our cost savings program. This slide shows our progress year-to-date on our $1.2 billion cost challenge. We continued to make progress in the 2nd quarter, realizing cost savings of $13 million, bringing the annualized run rate on cost savings to $160 million. On the left-hand slide — on the left-hand side of the slide is a bridge of net income from the 4th quarter 2003 to the 2nd quarter of 2004.

As you can see, significant volume and price benefits have been supplemented with cost savings of $40 million on a pre-tax basis, in order to offset energy and other cost increases. The other line primarily reflects the net of insurance proceeds recognized in the 4th quarter of ‘03, approximately $105 million pre-tax, offset by favorable equity income and currency. Minority interest increased due to higher earnings and taxes increased due to both higher earnings and a higher effective tax rate. By segment, cost savings have been centered in the engineered products segment with contributions from the other and flat-rolled product segments. By source, manufacturing productivity has accounted for most of the savings with administrative overheads and procurement also contributing.

Highlights of the 2nd quarter savings included lower labor costs, productivity improvements, and other cost savings in our primary segment, improved productivity in our flat-rolled products businesses, and lower manufacturing costs at Alcoa home exteriors. Let’s move on to the ROC challenge. As you are accustomed to seeing, this chart shows profitability as measured by ROC. The red line represents Bloomberg’s top quintile ROC entry. The blue line represents Bloomberg’s measure of Alcoa over a rolling 4-quarter time horizon. The green line shows our quarter of returns annualized.

On this basis, we continue to make progress as our annualized ROC reached 10.2% in the 2nd quarter, above the cost of capital, and up from the 7% one year ago. On a trailing 4-quarter basis, our ROC is 8.7%. As you all know, we aspire to earn a return of capital in the top quintile of S&P industrials and we are committed to earning at a minimum of cost of capital in the cycle. In the 2nd quarter 60% of our capital base earned a return of capital that exceeded the cost of capital and one-third of our capital base was at first quintile levels. Now, I would like to turn the call over to Alain Belda again. Alain?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, Rick talked to you about the market for alumina and aluminum. Let me pick it up again here. We continued to see underlying fundamentals of the global aluminum industry continuing to improve. Both in the alumina and the aluminum. We believe it will be in deficit through 2007. And as it continues to grow at a robust pace. LME inventories are now at 11 days of consumption, and if you count all of the inventories, and how do you call, coMax and everything that we know about it, there is about 30 days of supply.

The last time we had a peak in the aluminum industry, which was about ‘95, we had 50 days-plus of supply. Our view in China has not changed either. We believe China has enough natural constraints in production that the country should be in balance over the next coming years. This year, the growth rate of internal consumption is up by 17% over last year. It is true that this is a reduction from the 2003 consumption growth over 2002 that was 21%, but I will take 17% any day. On a year-to-date basis, the primary metal supply demand picture has been very close to in balance.

As the government and the actions taken because of alumina and energy are mandating the curtailment of soderberg capacity. We think that China will obviously continue to be a positive force in the industry dynamics. But not only aluminum industry fundamentals are strong, as you know, we play a large role in the downstream groups of businesses that are much more leveraged to market dynamics of a few specific industries. There, we see a potential for significant improvement in earnings over the next few years. Starting to see, we start to see now a pickup in our revenues in aerospace. This is a combination of breadth of our product offering, and the propulsion and fasteners, and our growing participation with Airbus in an overall increase in market activities.

And remember, that the market is still far from the levels of the late 1990s. We have a similar situation in commercial truck markets. We are seeing real demand increases for truck wheels and aluminum solutions for trucks and trailer applications. However, the build rates are still significantly off the highs of the ‘99-2000 time frames. In the alternative market, we have been strong over last year, but the historical dependence we have had on U.S. manufacturing has been reduced as we have made more inroads in many of the transplants.

And lastly, in the residential building and construction market, we continue to be a strong position and while we’re beginning to see first signs of recovery in the commercial market. Given this strong market environment, and our projections of growth for demand in the primary sector, we have embarked in a returned focus growth strategy in the upstream. And as you can see from this chart, we have global growth potential in both alumina and aluminum, building on brownfield opportunity, as well as greenfield opportunities. These projects will come to fruition when we have — when these projects come to fruition we will have added about 20% to our aluminum position in the world and about 50% to our alumina position.

And all these projects are low capital cost, low operating costs projections — projects, bringing our cash cost curve down more toward the first third of the cash cost curve. Our focus is in generating profitable growth. And we have made considerable progress this year. At the Baie Comeau facility we have been unable to come to revised terms on the Quebec government on the expansion. The issue centers an assurance along long-term power rates and therefore we have halted work on that expansion. And we continue to work through on details on Pingguo which as I have said from the beginning will always depend on having a secure, long-term competitive power rate.

In both cases, we are unwilling to invest in projects where we can’t be assured of long-term profitability. In our downstream businesses, our gross efforts are centered around the customers with solutions around the world and when warranted by moving platforms to wherever those customers are. You’ve seen our announcement in Russia. I believe this is a major step forward in our downstream operations. We have proven our ability to significantly improve downstream’s asset, and made them world class operation, and some of you have seen that as you visited the Kofem operations in Hungary.

So far, the projects have been — the acquisition had been approved by all major anti-trust authorities except Russia. And the review by the Russian authorities is ongoing and it has been slowed down by new organization of the government, which was elected in March, as well as some vacation time. And let me finish with a slide you’ve already seen. A year ago, metal price was at $1,400 a metric ton and the market situation was very different than today. We had just come off a 2nd quarter where we had made 26 cents a share, and we’ve uplined our top priorities. And since then, on 2nd quarter 2003, we made 26 cents a share.

Third quarter, 33. Fourth quarter, 3 3. First quarter this year, 41. And the 2nd quarter this year, 46. Even true this market situation has changed, we have not changed our priorities. We continue to be committed to creating long-term shareholder value. We’ve been the only integrated aluminum company to do so. Our values, our foundation, our ABS, our business system, that guides us, helps us to do this on a day to day.

Over the short-term, we will continue to manage the portfolio, pay down debt, capitalize on improving market conditions, and increasing the company exposure to the aerospace and packaging markets. These moves should continue to pay off as these markets improve. And finally, we continue to focus on profitable growth. Organic and through acquisition. Only — and through acquisition, only if growth meets our rates. And our key metrics, return on capital we consistently outperform the aluminum industry, but we’re still short of our long-term goal of first quintile. And at this point I would like to turn it over to Bill and to take questions.

William Oplinger - ALCOA Inc - Director, IR

Thanks, Alain. We will turn it over to the operator to take questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, if you wish to ask a question, please press star, followed by one on your telephone. If your question has been answered or you wish to withdraw your question, please press star, followed by two. Please wait a moment while we compile the list. Your first question comes from John Hill of Smith Barney. Please proceed, sir.

John Hill - Smith Barney Citigroup - Analyst

Good afternoon, everyone and thank you for a great presentation. I was just wondering if you could talk to us a little bit about alumina pricing, and whether the decline in spot pricing that we’ve seen in China is beginning to be felt in the tenor of the contract negotiations.

Alain Belda - ALCOA Inc - Chairman, CEO

John, with — as you know, 99%, or 98%, whatever it is, but it is very, very high percentage, we — we sell on long-term contracts. The short-term spot market does influence directionally where it goes, but not the actual results. And I think I said the last time that we — how do you call, negotiate maybe two contracts a year, so it doesn’t affect that — those two contracts. I think the Chinese at the moment are just sitting a little bit on the sideline, given their own issues with aluminum production which should affect the other side of the thing, which is metal price goes up, and alumina being a factor of that, goes up, also.

John Hill - Smith Barney Citigroup - Analyst

Very good. And just one quick follow-up. It was certainly a positive to see the ATOI margins in primary aluminum come up 100 basis points in the quarter. I was just curious about your confidence in the ability to return to let’s say the 14% range that we saw in the ‘99, 2000 era. Thank you.

Rick Kelson - ALCOA Inc - EVP, CFO

Well, as we said, you know, we are comfortable that we’ve gotten back to closing the gap that we had before, and we should be more seeing what comes through the marketplace. The issue comparing the ‘99-2000 period, would probably be more currency — affected by currency, and of course, we had power sales back in the latter period as well. So we wouldn’t anticipate the power sales and we have a stronger effect — lowering effect by currency.

John Hill - Smith Barney Citigroup - Analyst

Very good. Thank you.

Operator

Your next question comes from John Tumazos of Prudential Equity Group. Please proceed, sir.

John Tumazos - Prudential Equity Group - Analyst

Good afternoon. In terms of the long-term development of the company, the three Quebec smelters, and the plan that you had had a year or so ago, to expand and modernize appeared very promising. I guess as the aluminum company of America, maybe you’re not the home team as much as the other brand. What sort of special things are you doing to improve relationships at the government level, community level, voter perception level, to whatever extent that affects rates, and tax treatment, et cetera?

I recall when Reynolds bought Baie Comeau, about 600 positions were eliminated the first month or so after the Reynolds transaction. Are there any criteria you might relax a little bit to sort of fit culturally a little more with standard procedures in Quebec?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, John, I don’t think that it is a problem of the — how did you call, the local team. I think bottom line, we were offered basically the same conditions that were offered to the last expansion of the other team or the local team, if you want to, it is just that that was not enough to assure us — in their case, they were taking some incremental power, and that is not sufficient to incite the kind of investment we were going to make as well as the kind of jobs and, how did you call it, and work that we would bring to that — to those communities. So the government is still discussing these, they want the projects. We want the projects, we just got to find a way to get to the right equation here that guarantees the long-term — the L 2 rates in how do you call, in Canada, doesn’t go up by inflation when the price of metal goes down in real terms. And that is what the challenge is, but it is in the best interest of that government, as well as ours, to have those brownfield expansion, and my guess is that will happen.

John Tumazos - Prudential Equity Group - Analyst

Thank you.

Operator

Your next question comes from Daniel Roling of Merrill Lynch. Please proceed, sir.

Daniel Roling - Merrill Lynch - Analyst

Thank you. Rick, you made the comment about the fiberoptic business, or the telecommunication business and other showing significant pickup — 50%.

Rick Kelson - ALCOA Inc - EVP, CFO

15.

Daniel Roling - Merrill Lynch - Analyst

Pardon?

Rick Kelson - ALCOA Inc - EVP, CFO

I’m sorry, 15.

Daniel Roling - Merrill Lynch - Analyst

15%. Okay. Can you expand on that? Was that volume, was that revenue and what is the profitability and what is the outlook for fiber? And I assume that is the fiberoptic portion of your business.

Rick Kelson - ALCOA Inc - EVP, CFO

One second, Dan. Basically, I think we’re starting to see — you’ve probably seen in the press just a stronger market situation, as you’re seeing all the telecoms start to come up, so it would be, I would say some volume, some revenue, just really more strength in that particular market. And margins while they’re certainly improving from how low they were are up, but obviously nowhere near what margins once were in that particular market. And today, this is really now pretty small piece of our business all together.

Alain Belda - ALCOA Inc - Chairman, CEO

That business is beginning to pick up, also, Dan.

Daniel Roling - Merrill Lynch - Analyst

Okay.

Alain Belda - ALCOA Inc - Chairman, CEO

I mean, hell. You saw some announcement today by I think Lucent, and others, and it is beginning to pick up, and our business is really optical cable that is inserted into power cable, and as the lines are being — the transmission lines are being restranded now, reinstalled, and there’s some international business, we’re just gaining some market there.

Daniel Roling - Merrill Lynch - Analyst

What — could you give us some feel for the utilization rates of your plants? Are they way underutilized? Close to capacity?

Rick Kelson - ALCOA Inc - EVP, CFO

Oh, way underutilized. Way underutilized, Dan.

Daniel Roling - Merrill Lynch - Analyst

And do you expect to see the margins return to the levels they were in the past?

Rick Kelson - ALCOA Inc - EVP, CFO

It would take quite some doing to get them back. Those were very healthy margins, you know, a couple years back, before that whole industry collapsed. You got to remember that we were at one time close to $800 million worth of revenue, and now, we’re something slightly under $300 million worth of revenue so we’ve got tons of capacity, and, you know, lots of room for margin growth. That market is showing its first signs of life. It is not back to where it.

Daniel Roling - Merrill Lynch - Analyst

Is this where you would consider a core business in other?

Rick Kelson - ALCOA Inc - EVP, CFO

I don’t think we view AFL telecom now as a core business in other.

Daniel Roling - Merrill Lynch - Analyst

Okay. Thank you.

Operator

Your next question comes from Tony Rizzuto of Bear Stearns.

Tony Rizzuto - Bear Stearns - Analyst

Hi, good afternoon, gentlemen. I got a couple of questions here. First of all, in regards to the 3rd quarter guidance, I wonder if you could first quantify the impact in the 2nd quarter of the operating dislocations at Tennessee and Kitts Green. And then about Becancour, we talked about the negative impact. Shouldn’t we assume that you would be selling power and alumina to mitigate the negative here and it is possible that the revenue from these sources along with possibly restarting Wenatchee which we’ve been hearing some signs that you might look to restart that smelter might mean you could offset those revenue loss?

Rick Kelson - ALCOA Inc - EVP, CFO

Certainly we’re working all of those issues. I would say the Kitts Green, Tennessee issue is probably 1-2 cents, in the 2nd quarter, and as we said, we’ve got Kitts Green, you know, fully back up now, and, you know, certainly what I — that’s what I was trying to say in the business conditions, about primary in saying, you know, we will work on the ABI issue at Becancour to do what we can. We don’t — we won’t have power to sell. We will have alumina to sell at a certain point.

We’ve certainly done everything we can to take care of our downstream customers so for the time being we feel pretty comfortable about what we’ve done for the downstream customers. You know, we may know more later but right now that’s about the best that we’ve been able to, you know, sort out is that 1 1/2-2 cents on the month as we look at it. When we have more information later, you know, if that — if that varies, we will just update you.

Tony Rizzuto - Bear Stearns - Analyst

So what you’re trying to do is kind of give a kind of a worst case kind of impact essentially, Rick?

Rick Kelson - ALCOA Inc - EVP, CFO

Yeah kind of an ongoing worst case if this is where it is and, you know, takes into account at some point we have to do something obviously we will do something with the alumina.

Tony Rizzuto - Bear Stearns - Analyst

Question for Alain then. Regarding the labor situation, you know, you know, and following the same thing with Becancour and

Tennessee, also, I’ve always regarded Alcoa as one of the most forward-thinking metals companies when it comes to management labor relations and certainly as you guys have been able to introduce the ABS and Alcoa production system, what is — what is not working in the current arrangement? And is it systemwide? Or is it only in certain areas? And has maybe the improvements that we’ve seen on the steel side possibly emboldened Alcoa to maybe take a closer look at some of the manning levels and other factors?

Alain Belda - ALCOA Inc - Chairman, CEO

Tony, well, you know us pretty well, and I think what we have here is as follows. The first thing on the — we’re trying to negotiate the medical plans across the company, and making the union — the — basically the labor union, the steelworkers has a first dollar coverage. And we’re trying to share this to — or moving toward sharing this, which we’ve done with the whole company, reflecting what the costs of health care has gone up by. And the union resists that a lot. On the other side, we have made changes to the — the way we want to do work, the union, I think, feels that they have more of a say on that, want to define what management can do. We’ve done some contracting out, about 5% of the work is contracted out.

These are works that are of temporary nature, like snow clearing and janitorial work, or very highly-specialized work, you know, working on high tension, where we tend to bring in a specialist from outside. The union doesn’t like that and has given us a 5-day notice on grievances on contracting out. I think we’re having a tough moment here to discuss this with the union. You know, I think this is very, very important as an investment in the future of the company. If you think about smelters, they don’t grow in production every year.

If you — if the salaries go up and the raw materials go up, productivity has to improve, and it comes through things like ABS and through things like, you know, sharing the costs on — or controlling through consumerism, the costs of health care. And so we’re having a difference of opinion around these issues. But I think on the other hand, you’re right. I mean energy, we will not be paying the energy for ABI. It simply returns back to hydro Quebec.

And the labor — how did you call, the union has to pick up that cost. So there is obviously a continuous cost, and then a cost of restarting production, which, as the number that Rick went by. But it is — this is — you have to think about that on an investment on a long-term. And on our case, I look at this and say this is a 5,000 ton reduction per day of production. The LME has been dropping about 3,000 tons per day. So this could solve itself by highest metal prices.

Tony Rizzuto - Bear Stearns - Analyst

Exactly my thinking.

Alain Belda - ALCOA Inc - Chairman, CEO

Yeah, that’s what I thought you were aiming at. But, you know, I don’t know. And remember, that when the price goes up, I have less volume. So you got to adjust for that.

Tony Rizzuto - Bear Stearns - Analyst

Thanks very much.

Operator

Your next question comes from Wayne Atell of Morgan Stanley.

Wayne Atell - Morgan Stanley - Analyst

Thank you. Two quick questions. One, can you tell us the proceeds so far from your asset sales?

Rick Kelson - ALCOA Inc - EVP, CFO

I was just in the — I think it is right in the presentation, $640 million. Our share was $560 million. And the issue that that presents, not issue, the differences from our original estimates come from the fact that as Alain mentioned there are a number of assets that we chose not to sell.

Wayne Atell - Morgan Stanley - Analyst

So you said the total what 640 but your share was only 560?

Rick Kelson - ALCOA Inc - EVP, CFO

Right.

Wayne Atell - Morgan Stanley - Analyst

And if you could help me out with the metal to understand metal price change in your profitability change, I calculate that on a year-over-year basis, your profitability was up about 5 cents per pound. ALumina should have penalized you for a 3 cent cost increase. You probably had power and — energy and a few other costs which might have added 3 cents so that adds up to something approaching 11.

The LME was up 13 and you said earlier your price is up 17. When you add in the premium increase. So I can come up with about 11.

The LME is up 13. And your price is up 17. Can you explain maybe the difference, what I’m missing?

Rick Kelson - ALCOA Inc - EVP, CFO

Well, I think you’ve gotten most of the pieces. Obviously there is a large piece of energy. We’ve talked about alumina. I think to walk you the kind of depth you want, why don’t we have Bill get back to you and walk you through the specifics?

Wayne Atell - Morgan Stanley - Analyst

Okay. And then I think you said you may have covered that number, but can you tell me what the cost of restarting your two down pot lines in Canada would be?

Rick Kelson - ALCOA Inc - EVP, CFO

No, we didn’t give out the cost of restarting. What I had said was as the strike goes on, we would expect a penny and a half to two cents per month as it — you know, rolls forward. I would think startup costs would be somewhere in the neighborhood of a penny or so, you know, 8 million, give or take.

Wayne Atell - Morgan Stanley - Analyst

And that would be for a total to both lines?

Rick Kelson - ALCOA Inc - EVP, CFO

Yeah.

Wayne Atell - Morgan Stanley - Analyst

Thank you.

Operator

You have a follow-up question from Tony Rizzuto.

Tony Rizzuto - Bear Stearns - Analyst

Thank you very much. You know, we’ve seen a lot of the companies tied to aerospace, Airbus has talked about build rates going up 25% next year and Boeing as well, I don’t have those numbers at my fingertips but then you got GE talking about gas-based land-based turbines doing better and Parker Hanafin as well. What have the volumes been for both of these businesses, if you have those figures maybe year-to-date on percentage terms and if you could give us an idea how far away from the late 1990 levels are they still?

Alain Belda - ALCOA Inc - Chairman, CEO

Oh, you’re way — way below the ‘99 number Tony. God, I think you’re in the — maybe 30% below, 30 to 40% below what were you in ‘99, 2000. But what I think what the good news about this is, that we thought this year was still going to be the trough of this. And that you would see the pickup next year. And it is really started picking up pretty fast now. And you’ve got a slight of mind that has that — that has the change in the volume, and the large aircraft build rates.

Tony Rizzuto - Bear Stearns - Analyst

Uh-huh. Will the 4th quarter of this year be the high point of the year for volumes in both of those areas?

Alain Belda - ALCOA Inc - Chairman, CEO

I think so.

Tony Rizzuto - Bear Stearns - Analyst

Okay. And what about, you know, with all the strides you guys have made with ABS and APS, the right-sizing and restructuring, should we expect that volumes and margins can surpass prior cycle levels — cycle highs?

Alain Belda - ALCOA Inc - Chairman, CEO

I’m not going to give that you number, Tony at this point in time. But obviously, we do expect always improvement in productivity in the company.

Tony Rizzuto - Bear Stearns - Analyst

I see you just want —

Alain Belda - ALCOA Inc - Chairman, CEO

You should see the volume go up. You know, you make your judgment there.

Tony Rizzuto - Bear Stearns - Analyst

I see the business win that you have with Rolls Royce, obviously they’ve been taking market away from Pratt Whitney. That seems to be fairly significant.

Alain Belda - ALCOA Inc - Chairman, CEO

Yes, it is.

Tony Rizzuto - Bear Stearns - Analyst

Thank you.

Operator

Your next question comes from Alberto Arias of Goldman Sachs. Please proceed, sir.

Alberto Arias - Goldman Sachs - Analyst

Yes, good afternoon, gentlemen. A couple of quick questions. Alain, you mentioned you made some comments about China and the year-to-date growth of 17%, the critical issue right now is the sustainability of the main plants going forward. Have you seen any change as a consequence of the government measures on demand trends for aluminum in China?

Alain Belda - ALCOA Inc - Chairman, CEO

Aluminum consumption in China is up 17%. So yeah, it is lower than 21 last year, but it is still very solid number. I don’t think — Alberto, these guys have to grow the local economy, the internal economy by something between 8 — 7 to 9% a year, just to keep the employment stable. And politically they can’t afford not to have — not to be creating jobs at the rate of about 30 million jobs a year. So I don’t think they will reduce it further than this. I think there is probably a little bit slower than 17% by year-end, maybe 15, but I am not absolutely concerned with China on the consumption side of it at all.

Rick Kelson - ALCOA Inc - EVP, CFO

I think it is — the point you made earlier Alain, in your comments that the real fact to be in the Chinese soderberg and you talked about what 800,000?

Alain Belda - ALCOA Inc - Chairman, CEO

That’s right. I think the big — in fact, the big issue there is going to be how much will they produce in metal.

Alberto Arias - Goldman Sachs - Analyst

Yes, and that was my follow up question. There has been a lot of talk about government measures trying to shut down that capacity, but they have been very skillful going around some of the legislation. Have you seen any evidence of shut-downs of those small inefficient smelters? And what is it going to shut them down this time versus, you know, a couple of years ago?

Alain Belda - ALCOA Inc - Chairman, CEO

I don’t have the numbers here, Alberto, but they have shut down capacity, and they — the government this time has control not only of the energy price but they also have control of the capital and they’ve taken control of that. And — from, you know, with the bad debts and the banks and all that stuff. So I think there will be pretty much in balance as the year goes by. So whatever demand reduction they have, it will be basically offset by production reduction, in the smelter side. So I think it is going to be from a China point of view, it is going to continue to be the marginal — the buyer of the marginal production of the world continues to put pressure on energy, oil, and lots of raw materials around the world. I’m not — not too worried about this in a macro economic level.

Alberto Arias - Goldman Sachs - Analyst

All right. Thank you.

Operator

Your final question comes from Caglar Somek of CSFB.

Caglar Somek - CSFB - Analyst

Hi, good afternoon. My question is related to the divestiture process. You mentioned that the divestiture process is complete and you have a new review process that have you in place. Can you just, you know, give a bit more color in terms of which areas you’re trying to look at in terms of, you know, new divestitures?

Alain Belda - ALCOA Inc - Chairman, CEO

Last year, as we went through the 2004-2007 plan, we gave every division the objective that they all had to be at a minimum cost of capital on their way by 2007 to get to the first quintile, they had to have plans, they had to have cost reduction programs, and they had to have investment plans, or capital constraint plans. We are not putting capital, new capital in any of the businesses that are not making cost of capital. So we really deferring this action as we either believe they are not going to make it, or when actually as we get through 2004, at the end of 2004 and 2005 we will look at some business and say yeah, the plan was good but they are not going to make it and then we will be looking at divestitures.

Rick Kelson - ALCOA Inc - EVP, CFO

It is not, Calgar, not so much an area, as it is whether given a subset of smaller businesses inside each of the areas, is meeting the kind of targets and returns that we’re looking for.

Caglar Somek - CSFB - Analyst

So, in other words, you’re looking over a cycle rather than just this year, so any decision that is going to be made, it is going to be made probably in the next couple of years rather than —

Alain Belda - ALCOA Inc - Chairman, CEO

Over — it is not immediate. It is over the years, and every — you know, we review all these things on an annual basis, and they don’t make it, we will take the decision around either the horses or the jockeys.

Caglar Somek - CSFB - Analyst

Okay. And current currently, just to make sure I understand 30% of the segments don’t make their cost of capital?

Alain Belda - ALCOA Inc - Chairman, CEO

At the moment, yes.

Caglar Somek - CSFB - Analyst

Okay. Thank you very much.

William Oplinger - ALCOA Inc - Director, IR

At this point, we are going to conclude the 2nd quarter conference call. I appreciate you taking your time to listen to the conference call. And as always, please feel free to call me, if you have additional questions. Thank you.

Operator

Thank you for your participation in today’s conference call. This concludes the presentation. You may now disconnect.

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